EXHIBIT 10.16

Exclusive Territory Distribution Agreement

This agreement (the “Agreement”) is entered into as of May 26, 2009 (the “Effective Date”), by and between Nutra Pharma Corporation (hereinafter known as “Nutra”) with principal offices located at, 791 Park of Commerce Blvd, Suite 300, Boca Raton, Florida, 33487. and XenaCare Holdings (hereinafter known as “XenaCare”) with principal offices located at 14000 Military Trail, Suite 104, Delray Beach, Florida, 33484. The parties are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

1.

APPOINTMENT.  Nutra hereby appoints XenaCare as Nutra’s Exclusive US Distributor and grants XenaCare the right to sell Cobroxin formulations as described in Attachment 1 (the "Products") in the United States (the "Territory") on the terms and conditions hereinafter set forth; provided, however, that in the event XenaCare does not meet the performance standards set forth in paragraph 3.03 of this Agreement, Nutra reserves the right to cancel this Appointment. Under such condition, XenaCare may continue sale of Products provided by Nutra but will not retain any exclusive Territorial rights.

1.01 Nutra also reserves the sole right to market the Products outside of the US. Nutra further agrees to direct all inquiries from the Territory to XenaCare.

1.02 In the event that XenaCare has the opportunity to market or distribute the Products outside of the Territory, they will inform Nutra of this opportunity and will reserve first rights to market in the new areas. If Nutra has already contracted another exclusive distributor in this new Territory, XenaCare would then deal directly with that Distributor; thus honoring the contractual exclusivity in the new Territory.

2.

XENACARE'S DUTIES.  XenaCare agrees to use its best efforts in marketing the Products in the Territory. In order to develop the full sales potential of the Territory, XenaCare agrees that it will perform at its expense the following duties to Nutra's satisfaction:

2.01 PROMOTION AND MARKETING. XenaCare thru third party associates will engage in or arrange sales promotion activities in the Territory by means reasonably calculated to reach current and potential customers to include but not limited wholesale to retail outlets, direct retailing, television and radio (infomercial sales) and internet related sales specific to the Territory.

2.02 INVENTORY. After initial trial orders, XenaCare thru third party associates will purchase and maintain an inventory of Products adequate to service customer requirements in the Territory.

2.03 COORDINATION. XenaCare will coordinate its sales efforts with Nutra. To this end, XenaCare will (a) effectively and promptly follow up leads and referrals Nutra provides; (b) convey to Nutra any information which may be of value to Nutra that may come to XenaCare's attention concerning market conditions, competition, pricing, etc.

2.04 GENERAL CONDUCT. The Parties will at all times conduct their businesses in a manner as will reflect favorably on each other and on the Products, and will not engage in any deceptive, misleading, illegal, or unethical business practice. XenaCare specifically agrees to avoid making claims of efficacy against certain diseases, or any other claim or selling technique which is improper or illegal under Law.

2.05 RECORD KEEPING. XenaCare shall establish and maintain records of its sales in sufficient detail to permit identification and destination of each of the Products sold by XenaCare.

3.

PURCHASE OF PRODUCTS

3.01 PURCHASE ORDERS. In order to purchase the Products XenaCare shall deliver to Nutra a purchase order (by telephone, online, or by other reasonable and mutually accepted method) specifying in reasonable detail the types, and quantities, of the Products ordered. No purchase order shall be binding upon Nutra until accepted

(by telephone, online, or by other reasonable and mutually accepted method) by Nutra. All purchase orders must assume a minimum six-week lead time for product production.

3.02 PRICES. The prices and minimum order quantities for each of the Products applicable to XenaCare are shown in Attachment 1. All prices for Product will be quoted FOB point of manufacture or XenaCare designee per individual Purchase Order. Because the cost of raw materials, packaging and labor are subject to change at any time, all such prices and minimum order quantities are subject to change by Nutra at its sole discretion on thirty (30) days' written notice, and any such change shall apply to purchase orders Nutra receives after the effective date thereof.

3.03 MINIMUM PERFORMANCE STANDARDS. In order for XenaCare to remain an Exclusive Distributorship from Nutra in the Territory, XenaCare shall order and pay for Products having a minimum aggregate net price (not including freight, insurance, duties or taxes, and reduced by returns and allowances) One Hundred, Eighty Thousand US dollars (USD $180,000.00) in each three (3) month period, beginning six (6) months, commencing on June 15, 2009. If XenaCare does not meet the performance standards set forth in this paragraph 3.03, Nutra shall have the right to renegotiate or terminate the Appointment created under this Agreement.

4.

TERM AND RENEWAL; TERMINATION

4.01 TERM AND RENEWAL. The term of this Agreement shall be for a period of five years from the effective date hereof and shall be renewed automatically for consecutive five-year renewal terms unless and until this Agreement is terminated pursuant to Section 3.03 or 4.02

4.02 TERMINATION FOR DEFAULT. Any material breach of this Agreement by either party shall constitute a default if not cured within twenty (30) days after written notice of such breach is given. Upon unresolved default by either party, the other party may terminate this Agreement on ten (10) days' written notice only through recognized written communication (certified mail, email with delivery recipient receipt or hand delivered letter).

4.03 EFFECT OF TERMINATION. Upon termination, XenaCare shall lose any exclusive Territorial Rights in the Territory, and neither party shall have any further rights against the other except for money owed and such other rights as by their nature must survive termination of the Agreement.

5.

SALES MATERIALS, TRADEMARKS, AND MARKINGS

5.01 SALES MATERIALS. Both parties to this Agreement will make a best effort to aid the other in maintaining legal, complete and effective marketing material, however, XenaCare shall be fully responsible for compliance, production and supply of all marketing and sales material as required by law in the Territory.

5.02 PRODUCT LABELS.  If requested by XenaCare for specific and designated markets Nutra will supply products to XenaCare with appropriate product labels providing information in compliance with the applicable laws and regulations of Territory.

 6.

TERMS AND CONDITIONS

6.01 SHIPMENT. Products shall be available for will call pick-up within five business days of a purchase order delivery date. All shipments hereunder will be made in Nutra's standard shipping packages to XenaCare at XenaCare's address as instructed in each Purchase Order. Title and risk of loss to the Products purchased under this Agreement shall pass to XenaCare upon delivery thereof to the carrier or warehouse as so designated by XenaCare.

6.02 ACCEPTANCE. XenaCare shall inspect all Products promptly upon receipt thereof at the shipping destination and may reject any goods which fail in any significant respect to meet XenaCare's acceptance specifications. Products not rejected by written notice to Nutra within twenty (20) days of receipt shall be deemed to have been accepted. Rejected Products shall be returned freight prepaid to Nutra ten (10) days of the date on which Nutra authorizes return. As promptly as possible, but not later than thirty (30) days after receipt by Nutra of properly rejected goods, Nutra shall replace said properly rejected goods. Nutra will prepay transportation charges back to XenaCare and shall reimburse XenaCare for any costs of transportation incurred by XenaCare in connection with the return to Nutra of properly rejected goods; otherwise, XenaCare shall pay transportation charges in both directions.

6.03 PAYMENT. Payment for products shall be made in U.S. dollars as follows:

- 25% payment upon product delivery

- Net 30 terms for the remaining 75% from date of delivery

6.03 TAXES. XenaCare shall bear all applicable federal, prefectural, municipal, and other government taxes (such as sales, use, value added, or any similar taxes); all customs duties, imposts, and similar charges; and all personal property taxes assessable on the Products after delivery to XenaCare or its assign(s).

6.04 WARRANTY. Nutra warrants to XenaCare for a period of one- hundred-eighty (180) days from the date of original shipment to XenaCare that the Products delivered by Nutra to XenaCare pursuant to this Agreement shall be free from defects in materials and workmanship. Nutra's obligation under this warranty is limited to replacing the Products that within the warranty period are returned to Nutra and that are found by Nutra to be defective in proper usage. XenaCare shall prepay transportation charges to Nutra's factory. If returned Products are replaced under terms of this warranty, Nutra will prepay transportation charges in both directions.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND OF ANY OTHER OBLIGATION ON THE PART OF COMPANY.

6.05 INSURANCE AND LIMITATION OF LIABILITY. Each of the parties hereby warrants that it has Product Liability Insurance sufficient to cover any and all claims that may arise related to their activities under this Agreement. Coverage is warranted to be at least the industry standard of $5,000,000 in the aggregate.

7.

MISCELLANEOUS

7.01 INDEPENDENT CONTRACTOR. XenaCare is an independent contractor and not an agent or employee of Nutra, and will not hold itself out as, or give any person reason to believe that it is, an agent or employee of Nutra. As an independent contractor, XenaCare will not make any representations or warranties of any kind on behalf of Nutra. XenaCare agrees to indemnify and hold Nutra harmless from and against any and all claims, liabilities, and damages arising out of breach of this provision by, or otherwise attributable to any act or omission of, XenaCare, its agents or employees.

7.02 ASSIGNMENT. It is understood that XenaCare will be sub-licensing this agreements authority and obligations to associate organization/individuals in the Territory.

7.03 NO WAIVER. Failure by either party to this Agreement at any time or from time to time to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of such party's right to thereafter enforce each and every provision hereof.

7.04 GOVERNING LAW. The rights and obligations of the parties under this agreement shall be governed by the laws of the State of Florida, United States of America, excluding its conflict of laws principles.

7.05 NEGOTIATIONS. In the event questions arise regarding the interpretation or performance of this Agreement, the parties agree to cooperate in resolving such questions through good-faith negotiations.

7.06 ARBITRATION. All disputes, controversies, claims or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement, and which are not successfully resolved through good faith negotiations as described in 7.05 above, shall be finally settled by arbitration. The place of arbitration shall be Florida and the award rendered by the arbitrator(s) shall be final and binding upon the Parties.

7.07 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All formal notices made or given pursuant to this Agreement shall be in the controlling language.

7.08 CONFIDENTIAL INFORMATION. Both Parties agree not to disclose to any person outside of its employ or use for any purpose other than to fulfill its obligations under this Agreement, any information concerning customers or markets outside the Territory or the composition, formula, or development of any of the Product which is disclosed in confidence and which is not otherwise publicly available. The foregoing obligation as to confidentiality and non-use shall survive any expiration or termination of this Agreement. Additionally, this Agreement is considered a confidential document and may not be distributed outside the parties.

7.09 FORCE MAJEUR. If the performance of this Agreement or any obligation under this Agreement, except the making of payments, is prevented, restricted, or interfered with by reason of fire, flood, earthquake, explosion, or other casualty or accident, strikes or labor disputes, inability to procure parts, supplies, or power, war or other violence, any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency, or any other act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, is excused from performance to the extent of the prevention, restriction, or interference; provided, however, that the party affected must take all reasonable steps to avoid or remove the causes of nonperformance and must resume performance under this Agreement with dispatch whenever the causes are removed.

7.10 ENTIRE AGREEMENT. This Agreement supersedes and cancels all prior agreements, if any, between the parties and shall not be amended, altered, or changed except by a written agreement signed by both parties.

7.11 HEADINGS. The section headings used in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

7.12 NOTICES. All notices hereunder shall be in writing and shall be sent by courier services or by registered or certified air mail and by First Class Mail, postage prepaid, to the parties hereto at their respective addresses specified herein, subject to the right of either party to change its address by written notice.

7.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

Nutra – Nutra Pharma Corporation

By: /s/ Rik Deitsch

Chief Executive Officer

Date: May 26, 2009

Xenacare Holdings, Inc.

By:/s/ Frank W. Rizzo

President

Date: May 26, 2009

Attachment 1

The Products

(Cobroxin-Oral)

FORMULA

1oz bottle:

Cobra Venom	4x

Natural flavoring
Natural preservatives

(Cobroxin-Topical)

FORMULA

One 2oz tube contains:

Cobra Venom	4x

Natural emulsifiers
Natural preservatives